Exhibit 99.1

November 4, 2008	FOR IMMEDIATE RELEASE
Contact: Roland E. Breunig, CFO
(608-757-6000)

PRESS RELEASE

Seneca Foods reports record sales, up 14.9% for three months and up 14.7% for six months ended September 27, 2008

Seneca Foods Corporation (SENEA, SENEB) is pleased to report a 14.9% increase in second quarter net sales to $315.4 million compared to last year.  The increase in sales is attributable to increased selling prices/improved sales mix of $43.8 million which were offset, in part, by reduced volume of $2.9 million.  Net earnings per diluted share were up 33.3% to $4.4 million or $0.36 per share compared to $3.2 million or $0.26 per share.  Excluding an after-tax LIFO charge of $9.3 million and $4.1 million, net earnings per diluted share was $1.11 and $0.60 during the three months ended September 27, 2008 and September 29, 2007, respectively.

For the six month period ended September 27, 2008, the company’s sales were up 14.7% to $532.1 million compared to last year.  Selling prices/improved sales mix represented $53.9 million of the increase while sales volume accounted for $14.3 million of this increase.  Net earnings were $2.3 million or $0.19 per diluted share versus $4.9 million or $0.40 per diluted share in the prior six month period.  Excluding an after-tax LIFO charge of $16.0 million and $7.8 million, net earnings per diluted share was $1.49 and $1.04 during the six months ended September 27, 2008 and September 29, 2007, respectively.

“Our strong six months top line performance was due to a combination of higher selling prices and higher unit sales.   The consumer is clearly reacting to the current economic environment by purchasing more private label canned fruits and vegetables, which is our largest business.  Bottom line performance has also been strong although somewhat lessened by the over doubling of the company’s LIFO provision from $12.0 million to $24.6 million year over year through six months.  The LIFO provision is a non-cash adjustment to cost of goods that removes the inflationary impact on inventory costs,” commented Kraig H. Kayser, President and CEO.

Pre-tax results for the six months ended September 27, 2008 include other income of $283,000 compared to $289,000 in the prior year, representing net gains on the sale of unused fixed assets.

Seneca Foods is the country’s largest processor of canned fruits and vegetables with manufacturing facilities located throughout the United States.  Its products are sold under the Libby’s®, Aunt Nellie’s Farm Kitchen®, Stokely’s®, READ®, and Seneca® labels as well as through the private label and industrial markets.  In addition, under an alliance with General Mills Operations, LLC, a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, LLC under the Green Giant® label.  Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”.

Non-GAAP Financial Measures—Net Earnings Excluding LIFO Impact

Net Earnings excluding LIFO is a non-GAAP financial measure. The Company believes this non-GAAP financial measure provides a consistent basis for comparison between quarters and enhances the understanding of the performance of its operations.

Set forth below is a reconciliation of reported net earnings and reported diluted earnings per share to net earnings excluding LIFO and diluted earnings per share excluding LIFO. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Three months ended
	September 27, 2008		September 29, 2007
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net earnings, as reported:	$4.4	$0.36	$3.2	$0.26

LIFO charge, after tax at statutory federal rate	$9.3	$0.75	$4.1	$0.34

Net earnings, excluding LIFO impact	$13.7	$1.11	$7.3	$0.60

Diluted weighted average common shares outstanding (in thousands)		7,659		7,649

	Six months ended
	September 27, 2008		September 29, 2007
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net earnings, as reported:	$2.3	$0.19	$4.9	$0.40

LIFO charge, after tax at statutory federal rate	$16.0	$1.30	$7.8	$0.64

Net earnings, excluding LIFO impact	$18.3	$1.49	$12.7	$1.04

Diluted weighted average common shares outstanding (in thousands)		7,659		7,646

Forward-Looking Statements

Statements that are not historical facts, including statements about management's beliefs or expectations, are forward-looking statements as defined in the Private Securities Litigation Reform Act (PSLRA) of 1995.  The Company wishes to take advantage of the "safe harbor" provisions of the PSLRA by cautioning that numerous important factors which involve risks and uncertainties in the future could affect the Company's actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.  These factors include, among others: general economic and business conditions; cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials; transportation costs; climate and weather affecting growing conditions and crop yields; leverage and ability to service and reduce the Company's debt; foreign currency exchange and interest rate fluctuations; effectiveness of marketing and trade promotion programs; changing consumer preferences; competition; product liability claims; the loss of significant customers or a substantial reduction in orders from these customers; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental regulations; and other factors discussed in the Company's filings with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as the date hereof.  The Company assumes no obligation to update forward-looking statements.

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings

For the Periods Ended September 27, 2008 and September 29, 2007
(In thousands of dollars, except share data)

	Quarter		Year-to-Date
	2008	2007	2008	2007

Net sales	$ 315,418	$ 274,445	$ 532,131	$ 463,887

Plant restructuring expense (note 4)	$ -	$ 4	$ -	$ 90

Other income, net (note 3)	$ 12	$ 116	$ 283	$ 289

Operating income (notes 1 and 2)	$ 11,073	$ 10,062	$ 11,342	$ 16,931
Interest expense, net	3,611	4,977	7,363	9,001
Earnings before income taxes	$ 7,462	$ 5,085	$ 3,979	$ 7,930

Income taxes expense	3,097	1,930	1,691	3,045

Net earnings	$ 4,365	$ 3,155	$ 2,288	$ 4,885

Earnings applicable to common stock (note 5)	$ 2,722	$ 1,965	$ 1,421	$ 3,039

Basic earnings per share	$ 0.36	$ 0.26	$ 0.19	$ 0.40

Diluted earnings per share	$ 0.36	$ 0.26	$ 0.19	$ 0.40

Weighted average shares outstanding basic	7,591,423	7,581,484	7,591,340	7,578,670

Weighted average shares outstanding diluted	7,659,214	7,649,042	7,659,131	7,646,228

Note 1: The effect of the LIFO inventory valuation method on second quarter pre-tax results was to reduce operating earnings by $14,296,000 and $6,379,000, for the three month periods ended September 27, 2008 and September 29, 2007, respectively. The 2007 amounts have been restated to reflect the Company's change to the LIFO inventory valuation method.
Note 2: The effect of the LIFO inventory valuation method on year-to-date pre-tax results was to reduce operating earnings by $24,572,000 and $12,016,000, for the six month periods ended September 27, 2008 and September 29, 2007, respectively. The 2007 amounts have been restated to reflect the Company's change to the LIFO inventory valuation method.
Note 3: Other operating income for the current year period of $283,000 principally represents a gain on the sale of unused fixed assets.
Other operating income in the prior year period of $289,000 principally represents a gain on the sale of unused fixed assets.
Note 4: Plant restructuring expense in the prior year-to-date of $90,000 is an adjustment to the provision for future lease payments.
Note 5: The Company uses the "two-class" method for basic earnings per share by dividing the earnings allocated to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for the each period presented. Average common and participating shares totaled 12,154,777 as of
September 27, 2008.

########